PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Results of Special Meeting of Shareholders Relating to the Reorganization of First Trust Senior Floating Rate Income Fund II with and into First Trust Flexible Income ETF

WHEATON, IL – (BUSINESS WIRE) – June 25, 2026 – First Trust Advisors L.P. (“FTA”) announced today the results of the special meeting of shareholders of First Trust Senior Floating Rate Income Fund II (NYSE: FCT) (the “Fund”) held on June 25, 2026.

Shareholders of FCT, a diversified, closed-end management investment company organized as a Massachusetts business trust, have approved the reorganization of FCT with and into First Trust Flexible Income ETF, a newly formed series of First Trust Exchange-Traded Fund VIII (“FFLX”). Subject to the satisfaction of certain customary closing conditions, the reorganization of FCT into FFLX is expected to close on August 10, 2026, or as soon as practicable thereafter. Upon the completion of the reorganization, which is expected to be tax-free, the assets of FCT will be transferred to, and the liabilities of FCT will be assumed by, FFLX. The shareholders of FCT will receive shares of FFLX with a value equal to the aggregate net asset value of the shares of FCT held by them.

In anticipation of the reorganization of FCT into FFLX, FCT will begin to transition its portfolio, which will involve holding increased levels of cash or cash equivalents. As a result, FCT may not be fully invested in accordance with its principal investment strategy during this period. This may affect FCT’s performance and could result in returns that differ from those that would be expected if FCT were fully invested in accordance with its principal investment strategy.

FTA is a federally registered investment advisor and serves as the investment advisor of the Fund. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $359 billion as of May 29, 2026, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Additional Information / Forward-Looking Statements

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FFLX. An investor should carefully consider the investment objectives, risks, charges and expenses of FFLX before investing.

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, the Fund and FFLX undertake no responsibility to update publicly or revise any forward-looking statements.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Jim Dykas – (630) 517-7665

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SOURCE: First Trust Advisors L.P.